Exhibit 99.1

JoS. A. Bank Awards $150,000 to Prom Reps and High Schools

HAMPSTEAD, Md., Sept. 9, 2013 /PRNewswire/ -- JoS. A. Bank Clothiers, Inc. (NASDAQ Global Select Market: JOSB) has awarded $150,000 in cash prizes to students and high schools nationwide as part of its tuxedo rental Prom Rep program.

High school students attending a prom this year were encouraged to become JoS. A. Bank Prom Reps by registering online (www.josbankformal.com/prom), where they were assigned a unique Prom Rep ID. Prom Reps then shared their ID with family and friends and received credit for each referral generated. Prom Reps with the greatest number of referrals were eligible to win cash prizes for themselves and donations for their respective high schools. More than 3,000 students entered the 2013 Prom Rep contest. Following are the 2013 winners.

Prom Rep Winners:
$25,000 Grand Prize: David R., Long Valley, N.J.
$15,000 First Prize: Ben T., Hudson, Ohio
$10,000 Second Prize: Michael S., Gulf Shores, Ala.
$5,000 Third Prizes:
Korissa G., O'Fallon, Mo.
Ian W., Scottsdale, Ariz.
Christian A., Marietta, Ga.
Tyler R., Sanford, Fla.
Adam C., Geneva, Ill.

High Schools Receiving Donations:
$25,000 Grand Prize: West Morris Central High School, Chester, N.J.
$15,000 First Prize: Hudson High School, Hudson, Ohio
$10,000 Second Prize: Gulf Shores High School, Gulf Shores, Ala.
$5,000 Third Prizes:
Timberland High School, Wentzville, Mo.
Scottsdale Unified Schools Unitown-Chaparral High School, Scottsdale, Ariz.
Walton High School, Marietta, Ga.
Seminole High School, Sanford, Fla.
Geneva High School, Geneva, Ill.

In addition to cash prizes, Prom Reps were eligible to receive free or discounted tuxedos for their proms. Prom goers also won Visa™ and Ticketmaster™ Gift Cards along with other prizes through JoS. A. Bank's Facebook page (www.facebook.com/Jos.A.Bank.Prom) and Twitter site (www.twitter.com/JosABankTuxedo).

"The Prom Rep program offers us an opportunity to reinforce our commitment to the youth and schools in our communities," said Jerry DeBoer, senior vice president of marketing at JoS. A. Bank. "We are delighted to be able to donate $75,000 to high schools around the nation, while giving students an opportunity to save on their proms."

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically styled, tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 619 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol JOSB.

SOURCE JoS. A. Bank Clothiers, Inc.
Craig Lamb, (615) 327-1189